UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

January 12, 2011

Earth Dragon Resources, Inc.

 (Exact Name of Registrant as Specified in its Charter)

NEVADA	000-53774	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

Azaban Green Terrace St.
3-20-1 Minami Azabu Minato-ku
Tokyo, 106-0047 Japan
 (Address of principal executive offices and zip code)

81-(0)3-6859-8532
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 12, 2011, Earth Dragon Resources, Inc., a Nevada corporation (“Earth Dragon”), entered into a Joint Venture Agreement with Gravhaven Limited whereby the parties will work together to develop the Nkwanta and the Asuogya mining concessions located in Ghana that are owned by Netas Mining Company (“Netas”). Gravhaven Limited has the right to acquire a 65% ownership interest in Netas pursuant to the terms of a Joint Venture Agreement dated April 5, 2010, it entered into with Netas and Emmanuel  Adolf Tagoe, a shareholder of Netas.

Under the terms of its joint venture agreement with Gravhaven, Earth Dragon will contribute $2,000,000 towards the development of Netas’ concessions in exchange for a 20% ownership in Netas Mining Company.

Earth Dragon is putting together exploration and drilling programs for the year 2011. The nature of exploration work program that will follow allows for five to ten years for the project. Since some gold was recovered during early prospecting work, it is assumed that full production will be attained in the shortest period possible.

The work program is part of an overall strategy by Earth Dragon that involves surface sampling of the veins, trenching and excavating the gold bearing horizons,  and prospecting and mapping the concession while initially focusing on the "Golden Arrow Vein," (quartz vein) that is 2 meters in width currently being excavated by local African miners. Visible gold has been noted in the vein and Earth Dragon has implemented underground blasting to acquire fresh rock samples for gold assays.

The vein extends for a minimum of 275 meters across a well-defined linear ridge hosted by altered volcanics that contain fine disseminated arsenopyrite, a mineral common to gold deposits. Assays sampled as high as 6.70 ounces per ton (207.83 g/t). The bluish grey quartz vein was sampled over a 1 meter chip sample in the "Golden Arrow" adit, approximately 20 meters vertically below the over burden and surface laterite1 material.

The Nkwanta Concession lies within the Ashanti Gold Belt. The Ashanti Belt has the longest history of gold mining and is consequently the most understood of Ghana's gold belts. The area was the focus for gold exploitation in pre-colonial times when small scale artisanal mining extracted gold for traditional authorities whose culture attached great significance and value to the metal.

A total of 309 grab and channel samples and 290 auger samples mostly from within or near to the underground workings at the Golden Arrow, Chief, D10, Little D10, Scorpion and Ankobra quartz veins were collected during 2010. Initial results from the Golden Arrow Vein produced gold values from both the grab and channel samples (a total of 59 samples) offered results as high as 1,579 ppm (1,579 g/t) and with numerous samples ranging from 25 - 200 ppm (25 - 200 g/t).

The Golden Arrow vein was sampled from historic workings at depths of approximately 200 feet with visible gold often seen in the smoky quartz veins which strike about 63° and dip steeply (generally 76°) to the southeast and average about 1.69 meters in width. All samples were sent for analysis by fire assay at Intertek Laboratory (formerly Transworld laboratory) in Tarkwa Ghana.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:                      February 25, 2011

EARTH DRAGON RESOURCES INC.

By: /s/ THOMAS HERDMAN
Name:           Thomas Herdman
Title:           President